UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined condensed financial information and explanatory notes illustrate the effect of the merger on Community West Bancshares’ (formerly named Central Valley Community Bancorp and referred hereunto as Central Valley) consolidated financial position and results of operations and its subsidiaries and on Community West Bancshares (referred to as Community West) and its subsidiaries based upon the companies’ respective historical consolidated financial positions and results of operations under the acquisition method of accounting with Central Valley treated as the acquirer. The unaudited pro forma combined condensed financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of Central Valley and Community West, which are incorporated by reference or provided elsewhere in this joint proxy statement/prospectus.

In accordance with generally accepted accounting principles in the United States of America, or GAAP, the assets and liabilities of Community West will be recorded by Central Valley at their estimated fair values as of the acquisition date. The unaudited pro forma combined condensed balance sheet as of December 31, 2023 gives effect to the merger as if the transaction had occurred on December 31, 2023. The unaudited pro forma combined condensed income statement for the year ended December 31, 2023 assumes the merger took place on January 1, 2023.

The unaudited pro forma combined condensed financial information includes Central Valley’s estimated adjustments to record assets and liabilities of Community West at their respective fair values. These adjustments are subject to change depending on changes in interest rates and the components of assets and liabilities as of the merger date and as additional information becomes available and additional analyses are performed. The final estimates of the fair value of the consideration transferred and the tangible and identifiable intangible assets acquired and liabilities assumed will be determined as of the date the merger is completed. Increases or decreases in the estimated fair values of the net assets acquired as compared with the information shown in the unaudited pro forma combined condensed financial information would change the amount of goodwill and may impact Central Valley’s post combination earnings due to adjustments in yield and/or amortization of the adjusted assets or liabilities. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

Central Valley anticipates that the merger with Community West will provide the combined company with financial benefits that include reduced combined operating expenses. The pro forma information, which is intended to illustrate the financial characteristics of the merger and the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue, or all integration costs that may be incurred and, accordingly, should not be considered a prediction of future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during the period shown.

The pro forma shareholders’ equity and net income should not be considered indicative of the market value of Central Valley common stock or the actual or future results of operations of Central Valley for any period. Actual results may be materially different than the pro forma information presented.

The unaudited pro forma combined condensed financial statements included herein are presented for informational purposes only and do not necessarily reflect the financial results of the combined company had the companies actually been combined at the beginning of each period presented. As stated above, the adjustments included in these unaudited pro forma combined condensed financial statements are preliminary and may be revised.

The following unaudited pro forma condensed combined financial information and related notes are based on and should be read in conjunction with: (i) the historical audited consolidated financial statements of Central Valley and the related notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations

included in Central Valley’s Annual Report on Form 10-K for the year ended December 31, 2023 and (ii) the historical audited consolidated financial statements of Community West and the related notes included in Community West’s Annual Report on Form 10-K for the year ended December 31, 2023.

Unaudited Pro Forma Condensed Combined Balance Sheet
as of December 31, 2023
(Dollars in Thousands)

	Central Valley	Community West	Transaction Adjustments		Combined Pro Forma
ASSETS
Cash and due from banks	$30,017	$1,471	$—		$31,488
Interest-earning deposits in other banks	23,711	70,727	(2,500)	(a)	91,938
Total cash and cash equivalents	53,728	72,198	(2,500)		123,426
Available-for-sale investment securities	597,196	15,232	—		612,428
Held-to-maturity investment securities	302,442	2,135	(171)	(b)	304,406
Equity securities	6,649	382	—		7,031
Loans held for sale	—	16,648	—		16,648
Loans held for investment	1,290,797	950,824	(53,262)	(c)	2,188,359
Allowance for credit losses on loans	(14,653)	(12,451)	729	(d)	(26,375)
Loans held for investment, net	1,276,144	938,373	(52,533)		2,161,984
Bank premises and equipment, net	14,042	5,817	1,078	(e)	20,937
Bank owned life insurance	41,572	8,907	—		50,479
Federal Home Loan Bank stock	7,136	4,865	—		12,001
Goodwill	53,777	—	42,261	(f)	96,038
Core deposit intangibles	—	—	10,019	(g)	10,019
Accrued interest receivable and other assets	80,740	22,511	11,476	(h)	114,727
Total assets	$2,433,426	$1,087,068	$9,630		$3,530,124
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$951,541	$168,603	$—		$1,120,144
Interest bearing	1,090,071	684,335	(4,042)	(i)	1,770,364
Total deposits	2,041,612	852,938	(4,042)		2,890,508
Federal Home Loan Bank advances	80,000	100,000	(4,362)	(j)	175,638
Senior debt & subordinated debentures	69,744	—	—		69,744
Accrued interest payable and other liabilities	35,006	17,886	—		52,892
Total liabilities	2,226,362	970,824	(8,404)		3,188,782
Shareholders’ equity:
Common stock	62,550	46,614	97,098	(k)	206,262
Retained earnings	210,548	70,646	(80,080)	(l)	201,114
Accumulated other comprehensive loss	(66,034)	(1,016)	1,016	(m)	(66,034)
Total shareholders’ equity	207,064	116,244	18,034		341,342
Total liabilities and shareholders’ equity	$2,433,426	$1,087,068	$9,630		$3,530,124

Unaudited Pro Forma Combined Condensed Consolidated Statement of Earnings
Year Ended December 31, 2023
(In thousands, except per share amounts)

The unaudited pro forma condensed combined statement of income for the year ended December 31, 2023 presents the consolidated financial results as if the merger had occurred on January 1, 2023.

	Central Valley	Community West	Transaction Adjustments		Combined Pro Forma
INTEREST INCOME:
Interest and fees on loans	$69,803	$52,556	$13,356	(aa)	$135,715
Interest on deposits in other banks	3,576	3,700	—		7,276
Interest and dividends on investment securities	29,039	1,266	57	(bb)	30,362
Total interest income	102,418	57,522	13,413		173,353
INTEREST EXPENSE:
Interest on deposits	15,527	14,160	2,426	(cc)	32,113
Federal Home Loan Bank advances and other borrowings	810	904	2,187	(dd)	3,901
Interest on senior debt and subordinated debentures	3,652	51	—		3,703
Total interest expense	19,989	15,115	4,613		39,717
Net interest income before provision for credit losses	82,429	42,407	8,800		133,636
PROVISION (CREDIT) FOR CREDIT LOSSES	309	(395)	10,878	(ee)	10,792
Net interest income after provision (credit) for credit losses	82,120	42,802	(2,078)		122,844
NON-INTEREST INCOME:
Service charges	1,503	626	—		2,129
Interchange fees	1,780	322	—		2,102
Other income	3,737	2,805	—		6,542
Total non-interest income	7,020	3,753	—		10,773
NON-INTEREST EXPENSES:
Salaries and employee benefits	31,367	21,605	2,984	(ff)	55,956
Occupancy and equipment	5,726	4,218	58	(gg)	10,002
Professional services	3,425	3,728	—		7,153
Other	14,782	6,194	1,186	(hh)	22,162
Total non-interest expenses	55,300	35,745	4,228		95,273
Income before provision for income taxes	33,840	10,810	(6,306)		38,344
Provision for income taxes	8,304	3,494	(1,864)	(ii)	9,934
Net income	$25,536	$7,316	$(4,442)		$28,410
Earnings per common share:
Basic earnings per share	$2.17	$0.83			$1.51
Weighted average common shares used in basic computation	11,728,858	8,840,524	(1,803,322)	(jj)	18,766,060
Diluted earnings per share	$2.17	$0.81			$1.48
Weighted average common shares used in diluted computation	11,752,872	8,979,201	(1,551,537)	(jj)	19,180,536

Note 1 - Basis of Presentation
The accompanying unaudited pro forma condensed combined financial information and related notes were prepared in accordance with Article 11 of Regulation S-X. The accompanying unaudited pro forma condensed combined balance sheet as of December 31, 2023 combines the historical consolidated balance sheets of Central Valley and Community West, giving effect to the merger as if it had been completed on December 31, 2023. The unaudited pro forma condensed combined statements of income for the year ended December 31, 2023 combine the historical consolidated income statement of Central Valley Community Bancorp (“Central Valley”) and Community West Bancshares (“Community West”), giving effect to the merger as if it had been completed on January 1, 2023. The merger was completed on April 1, 2024. Commensurate with the merger, Central Valley changed its name to Community West Bancshares (“CWBC”).

The unaudited pro forma combined condensed financial information and explanatory notes show the impact on the historical balance sheet and statements of income of Central Valley resulting from the pending Community West merger under the acquisition method of accounting. Acquisition accounting requires that the assets purchased, the identifiable intangibles recognized, the liabilities assumed and non-controlling interest all be reported in the acquirer’s financial statements at their fair value, with any excess of purchase consideration over the net assets being reported as goodwill at the close of business on the transaction date.

Since the transaction is being recorded using the acquisition method of accounting, all loans are recorded at fair value, including adjustments for credit quality, and no allowance for credit losses is carried over to Central Valley’s balance sheet. While the recording of the acquired loans at their fair value will impact the prospective determination of the provision for credit losses and the allowance for credit losses, for purposes of the unaudited pro forma consolidated statements of income for the year ended December 31, 2023, Central Valley assumed no adjustments to the historical amount of Community West’s provision for credit losses.

Note 2 - Accounting Policies and Financial Statement Classifications
The accounting policies of Community West are in the process of being reviewed in detail by Central Valley. Upon completion of such review, conforming adjustments or financial statement reclassifications may be determined.

Note 3 - Merger and Acquisition Integration Costs
In connection with the Community West merger, the plan to integrate the operations of Community West will occur in the second and third quarter of 2024. The specific details of the plan to integrate the operations of Central Valley and Community West will continue to be refined over the next several months, and will include assessing personnel, benefit plans, premises, equipment, and service contracts to determine where Central Valley may take advantage of redundancies. Certain decisions arising from these assessments may involve involuntary termination of employees, vacating leased premises, changing information systems, canceling contracts with certain service providers, selling or otherwise disposing of certain premises, furniture and equipment, and re-assessing a possible deferred tax asset valuation allowance from a potential change in control for tax purposes. Central Valley also expects to incur merger-related costs including professional fees, legal fees, system conversion costs and costs related to communications with customers and others. To the extent there are costs associated with these actions, the cost will be recorded based on the nature of the cost and the timing of these integration actions in the period incurred.

To the extent that such integration costs have been incurred but not recognized in the historical financial statements or are expected to be incurred and are reasonably estimable, those costs were not included in the accompanying unaudited pro forma combined condensed statements of income.

Note 4 - Estimated Annual Cost Savings or Revenue Opportunities
While Central Valley expects to realize cost savings from the Community West merger, the pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related costs, or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results. Further, there can be no assurance the cost savings will be achieved in the amount, manner or timing currently contemplated.

Note 5 - Pro Forma Adjustments to Combined Condensed Balance Sheet at December 31, 2023
The following pro forma adjustments have been reflected in the unaudited pro forma combined condensed balance sheet at December 31, 2023. All adjustments are based on current assumptions and valuations, which are subject to change.

(a)	Adjustment to cash, deferred taxes and retained earnings for estimated merger-related expenses totaling $2.5 million incurred by Central Valley. This amount was comprised of $1.6 million in estimated investment banking fees, $450 thousand in estimated legal fees not yet incurred as of December 31, 2023 and $450 thousand in other estimated merger-related expenses.
(b)	Adjustment to securities classified as held-to-maturity (HTM) to reflect the estimated fair value of the acquired investment securities.
(c)	Adjustment to reflect acquired loans at their estimated fair value, including current interest rates, liquidity and credit.
(d)	Adjustments to the allowance for credit losses include the following:
	Reversal of Community West allowance for credit losses	$(12,451)
	Provision for estimate of current expected credit losses on non-PCD loans	10,900
	Increase in allowance for gross-up of estimated credit losses for purchased credit deteriorated (PCD) loans.	822
	Net adjustment to the allowance for credit losses	$(729)
(e)	Adjustment to reflect the fair value of owned properties.
(f)	Purchase goodwill is the sum of Central Valley common stock issued to Community West shareholders and fair value of options assumed less purchase accounting adjustments shown in the Pro Forma Consolidated Balance Sheet, as summarized below (dollars in thousands, except per share data):
	Central Valley shares issued to Community West shareholders	7,037,202
	Central Valley issue price per share (as of March 28, 2024)	$19.89
	Merger consideration paid	$139,970
	Fair value of options assumed	3,742
	Total merger consideration	$143,712

	Carrying value of Community West net assets at December 31, 2023	$116,244
	Fair value adjustments to net assets at December 31, 2023
	Held-to-maturity investment securities	$(171)
	Loans	(53,262)
	Allowance for loan loss	11,629
	Loan servicing asset	1,291
	Fixed assets	1,078
	Core deposit intangible	10,019
	Deferred tax effect of fair value adjustments	6,219
	Certificates of deposit	4,042
	Borrowings	4,362
	Total fair value adjustments	(14,793)
	Fair value of net assets acquired on December 31, 2023	101,451
	Goodwill created from transaction	$42,261
(g)	Core deposit intangible adjustment represents estimated fair value of acquired identifiable intangible core deposit asset, calculated as approximately 2.0% of Community West's core deposits.
(h)	Purchase adjustment to other assets/deferred taxes of $11.5 million is comprised of a fair value adjustment for loan servicing assets of $1.3 million and an adjustment to deferred taxes related to the provision for credit losses and acquisition accounting adjustments totaling $10.2 million.
(i)	Adjustment to deposits to reflect the estimated fair value of certificates of deposits.
(j)	Adjustment to borrowings to reflect the estimated fair value of Federal Home Loan Bank advances.
(k)	Adjustments to common stock to eliminate Community West common stock, record the issuance of 7,037,202 shares of Central Valley’s common stock for consideration of $140.0 million, and consideration of $3.7 million for the fair value of stock options assumed by Central Valley.
(l)	Adjustment to eliminate Community West retained earnings, to record the provision for credit losses on non-PCD acquired loans of $7.7 million, net of tax, and to record merger-related expenses as noted in (a) of $1.8 million, net of tax.
(m)	Adjustment to eliminate Community West accumulated other comprehensive loss.

Note 6 - Pro Forma Adjustments to Combined Condensed Statements of Income
The following pro forma adjustments have been reflected in the unaudited pro forma combined condensed statement of income for the year ended December 31, 2023. All adjustments are based on current assumptions and valuations, which are subject to change.

(aa)	Net adjustments to interest income of $13.4 million for the year ended December 31, 2023, to eliminate Community West net accretion of deferred fees and costs and record the estimated accretion of the net discount on acquired loans and leases.
(bb)	Net adjustments to interest income of $57 thousand for the year ended December 31, 2023, respectively, to eliminate Community West net amortization of security premiums and to record the estimated accretion of the discount on acquired investment securities.
(cc)	Adjustment to interest expense on deposits of $2.4 million for the year ended December 31, 2023, respectively, to record the estimated amortization of the deposit discount on acquired certificates of deposit.

(dd)	Adjustment to interest expense on borrowings $2.2 million for the year ended December 31, 2023, respectively, to reflect the estimated amortization of the borrowings discount on assumed FHLB advances.
(ee)	Adjustment to record the provision for allowance for credit losses related to non-PCD acquired loans and unfunded commitments of $10.9 million as of January 1, 2023.
(ff)	To record a one-time post-combination expenses of $3.0 million consisting of change-in-control, retention, severance and other separation benefits in connection with certain executive officers and employees of Community West. In addition to retention bonuses and severance benefits for various employees, certain employment agreements included double-trigger provisions that require us to provide these benefits upon a change in control and reduction in responsibilities or termination.
(gg)	To record depreciation expense on adjusted values for Community West owned banking centers.
(hh)	Adjustment to other noninterest expense to reflect estimated amortization of acquired core deposit intangible of $1.2 million for the year ended December 31, 2023. Such intangibles were assumed to be amortized on a straight-line basis over ten years for purposes of determining the adjustment.
(ii)	Adjustment to income tax expense to record the income tax effects of pro forma adjustments at the estimated combined statutory federal and state rate at 29.6%.
(jj)	Adjustment to weighted-average shares of Central Valley’s common stock outstanding to eliminate weighted-average shares of Community West common stock outstanding and to reflect the estimated number of share issued of Central Valley’s common stock to holders of Community West’s common stock. Dilutive shares were also adjusted for the dilutive impact of options assumed at merger close.